March 19, 2015

ECOLOMONDO CORP.
3435 Boulevard Pitfield
St-Laurent, Québec, H4S 1H7

Re:      Public Offering of 2,300,000 Shares of Common Stock

Gentlemen:

This letter is written to you at your request in connection with the filing of a Registration Statement on Form F-1 with the Securities and Exchange Commission for the purpose of registering up to 2,300,000 shares of the Common Stock, no par value per share, of Ecolomondo Corp. (the “Company”) as described in the Registration Statement.

We have examined all of the relevant corporate records and other instruments relating to the incorporation and corporate existence of the Company and other relevant books and records and the opinion of Bruce Taub a copy of which is attached hereto. Based on our examination, it is our opinion that the statements set forth below are true.

1. The shares of Common Stock to which the Registration Statement relates have been duly authorized for issuance.

2. Upon the effectiveness of the Registration Statement and the sale of shares of Common Stock as described in the Registration Statement, any shares of Common Stock issued and sold pursuant to the Registration Statement, when issued and sold, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We consent to the inclusion of our opinion as an exhibit to the Registration Statement described above and to being named in the Registration Statement.

Very truly yours,

/s/Michael Stolzar
Michael I. Stolzar
For Karlen& Stolzar, LLP

Exhibit __